As filed with the Securities and Exchange Commission on June 14, 2004	Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DDi Corp.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	06-1576013 (I.R.S. Employer Identification No.)

1220 Simon Circle, Anaheim, California (Address of Principal Executive Offices)	92806 (Zip Code)

DDi Corp. 2003 Directors Equity Incentive Plan

(Full title of the plan)

Timothy J. Donnelly
General Counsel
DDi Corp.
1220 Simon Circle
Anaheim, California 92806
(Name and address of agent for service)

(714) 688-7200
(Telephone number, including area code, of agent for service)

Copies of all communications to:
John F. Della Grotta, Esq.
Paul, Hastings, Janofsky & Walker LLP
Seventeenth Floor
695 Town Center Drive
Costa Mesa, California 92626-1924
Tel: (714) 668-6200
Fax: (714) 979-1921

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price	aggregate	Amount of
to be registered	registered(1)	per share(2)	offering price(2)	registration fee
Common Stock	600,000 shares	$8.28	$3,276,500	$422

(1)	This Registration Statement also relates to such additional and indeterminable number of shares of DDi Corp. Common Stock as may become issuable due to adjustments for changes resulting from stock dividends, stock splits, recapitalizations, mergers, reorganizations, combinations or exchanges or other similar events.

(2)	The offering price for shares subject to options on the date hereof is the actual exercise price of such options. Of the 600,000 shares to be registered hereunder, 500,000 are subject to options at an exercise price of $5.00 per share. In accordance with Rule 457(h)(1), the offering price for the remaining 100,000 shares not subject to options on the date hereof has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) as $8.28 per share, which is the average of the high and low prices of the Registrant’s Common Stock as reported on the NASDAQ National Market on June 10, 2004 (a date within 5 business days prior to the date of filing this Registration Statement).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents are hereby incorporated into this Registration Statement and made a part hereof by this reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission on March 30, 2004;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, filed with the Securities and Exchange Commission on May 14, 2004;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 22, 2004, February 23, 2004, March 2, 2004, March 4, 2004, March 29, 2004, April 7, 2004 and April 27, 2004;

(d)	The Registrant’s Definitive Proxy Statement on Form 14A filed with the Securities and Exchange Commission on April 30, 2004; and

(e)	The description of the Registrant’s common stock, $0.001 par value, set forth in the Form 8-A/A (File No. 000-30241) Registration Statement filed with the Securities and Exchange Commission on January 20, 2004, including any amendment or report filed for the purpose of updating such description.

     In addition, all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Registrant’s Certificate of Incorporation provides that the Registrant’s directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

     The Registrant’s Certificate of Incorporation further provides that the Registrant shall, to the maximum extent permitted under the General Corporation Law of the State of Delaware and except as set forth below, indemnify, hold harmless and, upon request, advance expenses to each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the request of the Registrant, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan (any such person being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding anything to the contrary in this paragraph, the Registrant shall not indemnify an Indemnitee seeking indemnification in connection with any action, suit, proceeding, claim or counterclaim, or part thereof, initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Registrant.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit
No.	Description
4.1	Amended and Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.1 in DDi Corp’s Current Report on Form 8-K, as filed with the Commission on December 17, 2003 (File No. 000-30241).

4.2	Bylaws of the Company, incorporated by reference to Exhibit 1.1 in DDi Corp’s Form 8-A/A, as filed with the Commission on January 20, 2004 (File No. 000-30241).

4.3	2003 Directors Equity Incentive Plan.

4.4	Form of Stock Option Agreement (2003 Directors Equity Incentive Plan).

5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

Item 9. Undertakings

     The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bone fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit of proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anaheim, State of California, on June 10, 2004.

DDi CORP.
By:	/s/ JOSEPH P. GISCH
Joseph P. Gisch
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bruce D. McMaster, Joseph P. Gisch and Timothy J. Donnelly as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any related Rule 462(b) registration statement or amendment thereto, and to file the same with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ BRUCE D. McMASTER Bruce D. McMaster	President and Chief Executive Officer (Principal Executive Officer) and a Director	June 10, 2004
/s/ JOSEPH P. GISCH Joseph P. Gisch	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	June 10, 2004
/s/ REBECCA YANG Rebecca Yang	Vice President and Controller (Principal Accounting Officer)	June 10, 2004
Robert J. Amman	Director
/s/ DAVID BLAIR David Blair	Chief Executive Officer of DDi Europe Limited and a Director	June 10, 2004

Signature	Title	Date
Robert Guezuraga	Director
/s/ JAY B. HUNT Jay B. Hunt	Director	June 10, 2004
/s/ ANDREW E. LIETZ Andrew E. Lietz	Director	June 10, 2004
Carl R. Vertuca, Jr.	Director

INDEX TO EXHIBITS

Exhibit
No.	Description
4.1	Amended and Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.1 in DDi Corp’s Current Report on Form 8-K, as filed with the Commission on December 17, 2003 (File No. 000-30241).

4.2	Bylaws of the Company, incorporated by reference to Exhibit 1.1 in DDi Corp’s Form 8-A/A, as filed with the Commission on January 20, 2004 (File No. 000-30241).

4.3	2003 Directors Equity Incentive Plan.

4.4	Form of Stock Option Agreement (2003 Directors Equity Incentive Plan).

5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).